Exhibit 10.6

825 Middlefield Rd Mountain View, CA 94043	Toll Free: 800-379-7729 Tel: 650-641-4000 Fax: 408-854-7701

December 3, 2018

Jason Veldhuis

Email: [*************]

Dear Jason:

We are pleased to announce that you are being promoted from Vice President, Corporate Development and Strategy to Chief Financial Officer of lntermedia.net, Inc. (“Intermedia” or the “Company”) You have taken initiative to continue to expand your skills and contributions and proven to be a valuable employee of Intermedia.

Your performance during your employment with Intermedia has added to the success of the Company. Recognizing your outstanding performance, your promotion will come into effect on December 15, 2018 (the “Effective Date”)

•

As of the Effective Date, your salary will be increased to $280,000, payable in semi-monthly installments, in accordance with the Company’s normal payroll procedures. In addition, you will participate in our management incentive bonus plan with a full-year target bonus payment equivalent to 50% of your paid base salary. The target bonus payment for a full year would be $140,090, yielding an On-Target-Earnings level of $420,000.

•

Additionally in recognition of the anticipated impact that your contributions will have on the Company, the Company’s management will recommend its parent company Board of Managers (or its Compensation Committee) that they approve the issuance of 230,000 additional incentive units to you (i.e., in addition to the incentive units previously granted to you). The incentive units are intended to qualify as “profit interest under the Internal Revenue Code. It is expected that 2/3 of the incentive units will be subject to time-based vesting, and the remaining 1/3 of the incentive units will be subject to performance-based vesting. The vesting schedule, performance vesting criteria, participation threshold (which will be based on a fair market value assessment as of the grant date), transfer restrictions, repurchase terms and formal grant terms are subject to the applicable incentive unit grant agreement, the issuer’s limited liability company agreement and approval by our Board of Managers (or its Compensation Committee). You will receive confirmation when this grant is approved.

•	Severance Benefits:

•

In the event you are terminated from Intermedia for a reason other than Cause (as defined in the Incentive Unit Grant Agreement between you and Ivy Parent Holdings, LLC dated as of April 10, 2017 (the “IU Grant Agreement”)), death or disability, or if you resign from your employment with Intermedia for Good Reason (as defined in the

IU Grant Agreement), you will be eligible to receive separation benefits in exchange for you timely signing and not revoking a Separation Agreement and General Release (as further described below). Your separation benefits will include payment equal to six (6) months of your then current base salary payable in semi-monthly installments. At the sole discretion of the Compensation Committee, you will be considered for a bonus payment under the terms of the bonus plan in effect at the time of your separation. Additionally, you will be eligible to continue your employee health care coverage via COBRA. Intermedia will subsidize a portion of the costs (current company contribution plus COBRA administration costs) for an initial six (6) months (or until your eligibility for COBRA ends, if earlier), and your costs will equal the employee rate for the benefits elected during the coverage plan year(s). Your contribution rate may change from year to year based on benefit rate changes.

Notwithstanding the foregoing, if Intermedia determines, in its sole discretion, that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Intermedia instead will provide you a taxable lump sum payment in an amount equal to six (6) times the monthly COBRA premium that Intermedia would be required to pay to continue the group health coverage for you and your dependents in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you or your eligible dependents elect COBRA continuation coverage.

•

The receipt of any separation benefits pursuant to this letter will be subject to you signing and not revoking a Separation Agreement and General Release; provided that such Separation Agreement and General Release is effective within sixty (60) days following your termination of employment or such shorter period specified in the Separation Agreement and General Release (the “Release Deadline”). No separation benefits will be paid or provided until the Separation Agreement and General Release becomes effective. Subject to any payment delay necessary to comply with Section 409A (as defined below), your separation benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (les any withholding taxes) as soon as possible following your death.

•

It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder ad any applicable state law requirements (collectively, “Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations. You and Intermedia agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1 (b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 1.409A. Further , if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All subsequent Deferred Compensation, if any, will be payable in accordance, with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

•

2018 Executive Bonus: The Company’s management will recommend to the Compensation Committee of Ivy Parent Holdings, LLC (“Parent”) Board of Managers that they approve the payment, on or before December 31, 2018, of ninety percent (90%) of your projected annual bonus payment under the Company’s Senior Leader Annual Incentive Plan (the “Executive Bonus Plan”), based on the Company’s forecasted 2018 performance and metrics as of December 15, 2018 and the 2018 performance measure, targets and payout formulas under the Executive Bonus Plan (the “Initial Bonus Installment”). The payment of the Initial Bonus Installment is subject to the approval by the Parent’s Compensation Committee. To the extent that the Initial Bonus Installment exceeds what you ultimately earn under the 2018 Executive Bonus Plan based on actual full-year performance, the Company will be entitled to recover such excess amount, which you may choose to pay by writing a check to the Company or by having such excess amount deducted from any future compensation payments payable to you (including any unpaid bonuses, salary or other compensation). To the extent that the Initial Bonus Installment is less than what you ultimately earn under the 2018 Executive Bonus Plan based on actual full-year performance, the Company will pay the remaining amount to you simultaneous with the bonus payments to other active participants in the 2018 Executive Bonus Plan (subject to you remaining as an Intermedia employee through the duration of such payment).

•

Relocation: To support your relocation to the Bay Area, you will also receive a one-time lump-sum relocation bonus equal to $20,000, which will be paid to you by no later than December 31, 2018, plus a one-time gross-up of this bonus amount for tax purposes. Such gross-up payment shall be calculated applying your 2018 marginal federal income tax rate (as determined by Intermedia based on the compensation paid to you (or contractually agree to be paid to you by Intermedia in calendar year 2018), such that your net payment, after federal and other required tax withholdings, is equal to $20,000.

We are very excited to have you as a key-contributor to the team. We trust that your assignment with the Company will continue to be both challenging and rewarding. I look forward to continuing to work with you and wish you the very best in your new-position.

Best Regards,

/s/ Michael Gold

Michael Gold
Chief Executive Officer

ACCEPTED AND AGREED:

I accept the agreement with Intermedia.net, Inc. subject to the terms and conditions set out in this letter.

/s/ Jason Veldhuis

Jason Veldhuis
Print Name

12/5/2018
Date Signed

4